UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2014

ACTINIUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52446	88-0378336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

546 Fifth Avenue, 14th Floor New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 459-4201

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

On December 22, 2014, Actinium Pharmaceuticals, Inc. (the “Company”) held its 2014 Annual Meeting of Stockholders (the “Annual Meeting”). Of the 30,005,507 shares of the Company’s common stock outstanding and eligible to vote at the Annual Meeting, 20,905,419 shares, or approximately 69.7% of the eligible common stock, were present either in person or by proxy.  The final results of the matters voted on at the Annual Meeting are provided below.

Proposal 1: The following individuals were elected as directors to hold office for the term described below for each director or until their respective successors are elected and qualified:

Director Name	For	Withheld	Broker Non-Votes
David Nicholson (Class I, 36 month term)	13,861,482	6,013,201	1,030,736
Richard Steinhart (Class I, 36 month term)	14,037,378	5,837,305	1,030,736

Proposal 2: GBH CPAs, PC was ratified as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2014.

For:	20,840,066
Against:	12,758
Abstained:	52,595

Proposal 3: An amendment to the Company’s Certificate of Incorporation (the “Certificate”) to (i) increase the number of authorized shares of Company common stock from two hundred million shares (200,000,000) to three hundred million shares (300,000,000) and (ii) increase the number of authorized shares of Company preferred stock from fifty million shares (50,000,000) to seventy five million shares (75,000,000) was not approved.

For:	11,875,124
Against:	7,903,978
Abstained:	95,581
Broker Non-Votes:	1,030,736

Proposal 4: An amendment to the Company’s Certificate (the “Charter Amendment”) to remove the board size and update the classified board provisions was approved. A summary of the Charter Amendment is set forth under the heading “PROPOSAL NO. 4 — TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO REMOVE THE BOARD SIZE AND UPDATE THE CLASSIFIED BOARD PROVISIONS OF OUR CHARTER” in the Company’s 2014 Proxy Statement and is incorporated herein by reference. The summary of the Charter Amendment is qualified in its entirety by reference to the full text of the Charter Amendment, which was included as Appendix A to the 2014 Proxy Statement and is also incorporated herein by reference.

For:	19,789,610
Against:	54,492
Abstained:	30,581
Broker Non-Votes:	1,030,736

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 24, 2014	ACTINIUM PHARMACEUTICALS, INC.

	By:	/s/ Kaushik J. Dave
Name: Kaushik J. Dave Title: President and Chief Executive Officer